Exhibit 99.1

National CineMedia, Inc. Files Registration Statement

Centennial, CO – November 5, 2009 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 41.5% of National CineMedia, LLC (NCM LLC), the operator of the largest digital in-theatre network in North America, today announced that it filed a registration statement on Form S-3 with the U.S. Securities and Exchange Commission (the SEC) as required by the Company’s registration rights agreement with the founding members of NCM LLC entered into at the date of its initial public offering (IPO) in February 2007. The Company will not receive any proceeds from any sale or other disposition of these shares of Common Stock by the founding members of NCM LLC as the shares will be issued in exchange for an equal number of common membership units of NCM LLC.

As of the date of this release, the founding members of NCM LLC own an aggregate of 59,435,758 common membership units of NCM LLC. All of these common membership units were issued as “restricted securities” under the Securities Act of 1933, as amended and are subject to certain restrictions on transfer under NCM LLC’s operating agreement. The common membership units can be exchanged for shares of the Company’s Common Stock on a one-for-one basis, except if the Company exercises its option to redeem the common units for cash.

While the Company has registered for resale by the founding members of NCM LLC, NCM, Inc. common stock equal to all of the current outstanding NCM LLC common membership units as required by the registration rights agreement executed at the date of the IPO, the Company has not been advised as of the date of this release that the founding members have any specific plans with respect to their shares. Should any founding member inform us prior to any sale or other disposition of their shares of a change in their plans with respect to those shares, the Company would file a prospectus supplement setting forth such sale plans. The shelf registration has been filed to allow the founding members to facilitate potential future sales in the market. The filing of the registration statement does not necessarily mean sales will occur at this time and, as stated above, the Company has received no indication that such sales will occur at this time.

The Company has a continuing obligation to maintain the registration of the Common Stock issuable to the founding members upon exchange of the common membership units of NCM LLC until such stock has been disposed of or is otherwise eligible for resale under the securities laws without restriction.

Copies of the prospectus may be obtained from the SEC’s website at www.sec.gov or directly from the Company at www.ncm.com, by written request to 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112-3405, Attention: Secretary, or at telephone number (303)792-3600.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.

About National CineMedia, Inc.

NCM LLC operates the largest digital in-theatre network in North America through long-term agreements with its founding members, AMC Entertainment Inc., Cinemark Holdings Inc. (NYSE: CNK) and Regal Entertainment Group (NYSE: RGC), the three largest theatre operators in the U.S., and through multi-year agreements with several other theatre operators. NCM LLC produces and distributes its FirstLook pre feature program; cinema, lobby and online advertising products; comprehensive meeting and event services and other entertainment programming content. NCM LLC’s national network includes approximately 16,800 screens of which approximately 15,400 are part of the company’s Digital Content Network (DCN). NCM LLC’s network covers 171 Designated Market Areas® (49 of the top 50). During 2008, approximately 660 million patrons attended movies shown in theatres currently included in the network (excluding Regal Consolidated Theatres). National CineMedia, Inc. (NASDAQ: NCMI) owns a 41.5% interest in and is the managing member of NCM LLC. To learn more about National CineMedia Inc., please visit the Company’s website at www.ncm.com. (NCMI-F)

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements regarding guidance and the dividend policy. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) the level of expenditures on cinema advertising; 2) increased competition for advertising expenditures; 3) technological changes and innovations; 4) popularity of major motion picture releases and level of theatre attendance; 5) shifts in population and other demographics that affect theatre attendance; 6) our ability to renew or replace expiring advertising and content contracts; 7) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 8) fluctuations in operating costs; 9) changes in interest rates, and 10) changes in accounting principles. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; unidentified restructuring charges; sales and acquisitions of operating assets and investments; any future noncash impairments of goodwill, intangible and fixed assets; amounts related to securities litigation; or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings for further information about these and other risks.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Lauren Leff
800-844-0935	303-957-1709
investors@ncm.com	lauren.leff@ncm.com

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